Exhibit 99.3
October 9, 2003, Investor Frequently Asked Questions and Answers

From time to time, Investor Relations will provide FAQs on various topics of interest to investors. The following is a compilation of frequently asked questions and answers.

Q

Moody's Investors Service today downgraded the company's corporate credit ratings to (P) A3 from (P) A1 for senior unsecured shelf registration and to Prime-2 from Prime-1 for commercial paper. What is the company's comment on the Moody's downgrade?

A

The factors that served as the basis for the Moody's downgrade, as reported in its press release, are consistent with the issues and challenges that have been identified previously by Schering-Plough's new Chairman and CEO Fred Hassan, and which are being addressed as part of his five-point Action Agenda for the company.

Hassan said Schering-Plough is making progress on its Action Agenda to transform and turn around the company. As reported on Aug. 21, 2003, additional significant steps have been implemented following completion of his 100-day review of Schering-Plough, including previously reported actions to reduce the cost structure of the company and reduce the dividend to improve cash flow.

He also noted the company is facing downward slopes in sales and market shares of key profit-generating products and faces significant legal, regulatory and manufacturing challenges that the company is working to resolve. The company has been working on the first three phases of the Action Agenda - stabilize, repair and the early parts of the turnaround phase - a process that is expected to take 18 to 24 months.

The company also noted that Moody's in its press release commented on the company's ZETIA franchise, saying, it "maintains high expectations for ZETIA," and believes that the ezetimibe/simvastatin product, if approved, "possesses major commercial potential."

Moody's also reported that its new ratings outlook for Schering-Plough is stable and stated that the stable outlook "recognizes steps that the company's new senior leadership is taking to reduce expenses, including a voluntary retirement program, merit pay freezes and routine bonus eliminations, and other expense reductions.

Q	Will the company be offering revised financial projections in conjunction with reporting its third quarter earnings on Oct. 22, 2003, or at its Nov. 18, 2003, meeting with analysts and investors?

A

The company does not expect to issue revised financial projections during the balance of 2003. In the Aug. 21 press release, Schering-Plough reported that, due to the downward slopes in sales and market share of key profit-generating products, earnings per share (EPS) in the second half of 2003 are likely to be lower than the level registered in the first half and, also, EPS in 2004 are likely to be lower than the EPS level for 2003. [All comparisons exclude any possible charges for unusual items.] In also announcing a reduction in the quarterly dividend and a series of cost-cutting actions, Hassan stated, "We remain confident that, by taking these actions, we will set a strong foundation for long-term growth." The company believes that investors should consider the prospects of the company after its product portfolio transition, which should become increasingly evident beginning in 2005.

Q

Schering-Plough in May 2002 entered into a consent decree agreement with FDA to resolve issues involving the company's compliance with current Good Manufacturing Practices (cGMPs) at its manufacturing sites in New Jersey and Puerto Rico. What is being done to meet the consent decree commitments?

A

The consent decree formalizes the company's commitment to continuous improvement. Through its work under the consent decree, Schering-Plough is implementing Quality Management Systems and supporting processes that will allow the company to set the standard in the industry. Through this work, Schering-Plough is focusing on redesigning its manufacturing and quality management processes to be more efficient and more effective, while still assuring product quality for the patients who use the company's products.

This major initiative will take time and a great deal of work to complete. The consent decree imposes significant and rigorous obligations on the company, and these are especially challenging given that the sites covered by the consent decree remain open and operating, and that all major products continue to be manufactured. Through its progress to date, the company has laid the foundation by hiring and training many new employees, installing and implementing new software systems, developing metrics for measuring results and detailing steps towards accomplishing the redesign of 23 Quality Management Systems included in its cGMP Workplan.

The collaborative work, as required by the consent decree, falls into four major components:

1. Management Controls - Schering-Plough must ensure that it has the qualified personnel and management in place at each of the manufacturing sites covered by the consent decree to ensure compliance with cGMPs. As required by the consent decree, site monitors have been appointed to review all daily operations for compliance with cGMPs and to report their findings monthly to management. Action Plans to address any findings are then developed and implemented.

2. Operational Controls - The consent decree requires the review and certification of out-of-specification (OOS) and Material Review Board (MRB) investigations associated with all products manufactured at the covered sites, and a review of all variance logs by third-party expert consultants. In addition, for those products designated as medically necessary, the consent decree requires a third-party expert review of the batch production and control record, and certification prior to release.

3. Validation Certification Plan (VCP) - In general, under the terms of the consent decree, Schering-Plough has committed to having a third-party expert certify the process validation studies covering drug products and active pharmaceutical ingredients (APIs) manufactured at the sites covered by the consent decree. The objective of the VCP is to demonstrate to FDA that the company's manufacturing processes consistently produce quality products. The company is scheduled to complete its revalidation plans by Dec. 31, 2005.

4. cGMP Workplan - Schering-Plough developed a comprehensive cGMP Workplan, which received FDA concurrence in May 2003. This cGMP Workplan covers Quality Management Systems identified by Schering-Plough. It addresses immediate issues identified by FDA inspections and spells out the work to redesign 23 Quality Management Systems to ensure sustainable compliance. The cGMP Workplan also includes the execution of Parallel Elements, which involve work done in parallel with the VCP. These Parallel Elements describe such work as facility and utility upgrades, cleaning validations and packaging line qualifications. Each covered manufacturing site will undergo annual inspections by outside experts to examine, among other things, the site's progress toward full and satisfactory implementation of each element of the cGMP Workplan.

Q	What progress has been made in meeting the commitments under the consent decree?

A

Thus far, the company has completed 64 of the 222 Significant Steps included in its cGMP Workplan, and 11 Process Validation Certifications have been provided to FDA. In addition to the consent decree requirements for Significant Steps and Process Validation Certifications, the company has accomplished hundreds of milestones, supporting both the Significant Steps and Process Validations, as well as supporting future Significant Steps and Process Validation studies. The company is scheduled to complete its cGMP Workplan and revalidation plans by Dec. 31, 2005.

In addition, the company's Quality System Improvement Process (the methodology it will use to seek to ensure robust, sustainable compliance and efficient Quality Management Systems) is in the process of being launched and is expected to be deployed to the consent decree sites by the end of 2003. We expect that the implementation of Quality Management Systems designed to maintain sustainable cGMP compliance will result in more streamlined and efficient operations.

While the company is proud of its accomplishments in meeting its consent decree commitments to date, it recognizes that significant work remains to be done and challenging commitments lie ahead. The company is committed to rebuilding its relationship and reputation with FDA, ensuring a culture of cGMP compliance throughout its global manufacturing network, and further developing core competencies in its technical and quality operations.

Q	Will all the compliance and quality initiatives that Schering-Plough is undertaking assure that the company does not have such issues in the future?

A

No organization can be failsafe. The key to reducing the chances for such issues lies in building a culture of business integrity, committed to proper investment and training, and where employees strive to avoid problems, catch them early when they occur and address them swiftly and head-on, and where they learn from such experiences. Integral to this culture is building trust, between employees and between our customers, including the authorities that regulate the company's operations.

Q	In addition to manufacturing, the company has said that it faces challenges in its quality management processes in other technical and regulatory functions. What can be said about these issues?

A

The company is subject to pharmacovigilance reporting requirements in many countries and other jurisdictions, including the United States, the European Union (EU) and the EU member states. The requirements differ from jurisdiction to jurisdiction, but all include requirements for reporting adverse events that occur while a patient is using a particular drug in order to alert the manufacturer of the drug and the governmental agency to potential problems.

During pharmacovigilance inspections by officials of the British and French medicines agencies conducted at the request of the European Agency for the Evaluation of Medicinal Products (EMEA), serious deficiencies in reporting processes were identified. Schering-Plough is taking urgent actions to rectify these deficiencies as quickly as possible.

Schering-Plough does not know what action, if any, the EMEA or national authorities will take in response to these findings. Possible actions include further inspections, demands for improvements in reporting systems, criminal sanctions against the company and/or responsible individuals and changes in the conditions of marketing authorizations for Schering-Plough products.

Members of senior management take these legacy issues very seriously and are working with governmental authorities to remedy any deficiencies in Schering-Plough's pharmacovigilance reporting systems and processes on an ongoing and urgent basis.

Q	What measures is the company taking to improve its compliance procedures?

A

Schering-Plough's senior management is committed to making improvements in this area and the company's Action Agenda includes a renewed commitment to business integrity and quality. As part of these efforts, a new executive position has been created for a global compliance officer reporting directly to Fred Hassan, chairman and chief executive officer.

In addition, the company has begun a comprehensive program to achieve superior compliance systems embedded in a corporate culture of business integrity. The objective is to uphold these standards of compliance, while streamlining and improving the effectiveness of our processes.

To accomplish this, the company is working with two outside consulting firms to review all procedures for best practices in compliance and to assist its internal working group in this redesign effort to create more efficient systems and processes.

In redesigning its compliance procedures, the company will employ five guiding principles:

1. We stand for business integrity, supported by responsible and appropriate spending.

2. We are committed to complying with the letter and spirit of the law and our policies.

3. We will install policies and systems to support our employees, and we will provide them with the training they need so that compliance is a natural and easy part of their job, without being overly cumbersome or bureaucratic.

4. We will continue to expect judgment and integrity, not just reliance on a list of dos and don'ts.

5. We will continue to hold individuals accountable, and deal appropriately with those who abuse the trust placed in them.

The company expects to begin implementing this new comprehensive program in November 2003.

Q	The company said that it will bring onboard a global compliance officer. What is the status?

A

The company has appointed Brent Saunders as senior vice president, global compliance and business practices, effective Nov. 1, 2003. Saunders will report to Fred Hassan, Schering-Plough chairman and chief executive officer, and serve on the company's Executive Management Team. In this newly created position, Saunders' responsibilities will include the development of global standards, training and enforcement programs for compliance in all areas of the company, including manufacturing, R&D programs, clinical trials, and sales and marketing. He will also be responsible for the implementation of privacy policies for customers, patients, employees and other stakeholders. The company issued a press release on Oct. 9, 2003, reporting Saunders' appointment.

Disclosure Notice

These Frequently Asked Questions may contain "forward-looking statements" which relate to expectations or forecasts of future events. They use words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "project," "intend," "plan," "potential," "will," and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.

In particular, forward-looking statements include statements relating to future actions, earnings, sales efforts, regulatory matters, growth strategy and financial results.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong. Our actual results may vary materially, and there are no guarantees about the performance of Schering-Plough stock. Schering-Plough does not assume the obligation to update any forward-looking statement.

You should carefully consider any forward-looking statement and should understand that many factors could cause actual results to differ from Schering-Plough's forward-looking statements. These factors include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not.

For further details and a discussion of these and other risks and uncertainties, see Schering-Plough's Securities and Exchange Commission (SEC) filings, including Schering-Plough's 2003 Second Quarter 10-Q filed with the Commission on July 31, 2003, the 8-K filed August 22, 2003 and future SEC filings.